Exhibit 2.3
EXECUTION VERSION
October 23, 2009
Syniverse Holdings, Inc.
8125 Highwoods Palm Way
Tampa, FL 33647
Attention: General Counsel
Syniverse Technologies Services (India) Private Limited
c/o Syniverse Technologies, Inc.
8125 Highwoods Palm Way
Tampa, FL 33647
Attention: General Counsel
RE: Letter Amendment No. 2 to the Acquisition Agreement.
Ladies and Gentlemen:
Reference is made herein to the Acquisition Agreement by and among VERISIGN, INC., VERISIGN S.À.R.L., VERISIGN DO BRASIL SERVIÇOS PARA INTERNET LTDA, VERISIGN DIGITAL SERVICES TECHNOLOGY (CHINA) CO., LTD., VERISIGN SERVICES INDIA PRIVATE LIMITED (each, a “Seller Party”), and SYNIVERSE HOLDINGS, INC. (“Purchaser”), dated as of August 24, 2009 (as amended, including by this letter amendment, the “Acquisition Agreement”).
VeriSign Services India Private Limited (the “Indian Seller Subsidiary”) and Syniverse Technologies Services (India) Private Limited (the “Indian Purchaser Subsidiary”) have entered into an Asset Purchase Agreement dated as of the date hereof (the “Indian Foreign Acquisition Agreement”) pursuant to Section 2.01(c) of the Acquisition Agreement.
As used herein, the term “Indian Transferred Assets” shall mean the “Transferred Assets”, as defined in the Indian Foreign Acquisition Agreement, the term “Indian Closing” shall mean the completion on the Transfer Date (as defined in the Indian Foreign Acquisition Agreement) of the transactions contemplated by the Indian Foreign Acquisition Agreement and the term “Indian Employees” shall mean the employees of the Indian Seller Subsidiary listed in Annexure 4 of the Indian Foreign Acquisition Agreement. All other capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Acquisition Agreement.
Each Seller Party and Purchaser have determined that certain of the Indian Transferred Assets are Nonassignable Assets since the debonding process under Indian Law in respect of such Assets has not been completed. As a result, and for certain other purposes, each Seller

Party and Purchaser are entering into this letter agreement, and the Indian Seller Subsidiary and the Indian Purchaser Subsidiary are entering into the Indian Foreign Acquisition Agreement, pursuant to Section 2.09(b) of the Acquisition Agreement to implement certain provisions of Section 2.09(a) of the Acquisition Agreement.
Each Seller Party, Purchaser and Indian Purchaser Subsidiary hereby agree as follows:
1. Notwithstanding any provision of the Acquisition Agreement to the contrary, the Indian Transferred Assets shall not be sold, transferred, conveyed and assigned at the Closing pursuant to Section 2.01(a) of the Acquisition Agreement and instead shall be transferred at the Indian Closing in accordance with the Indian Foreign Acquisition Agreement. During the period between the Closing and the Indian Closing, the Indian Transferred Assets and the Indian Employees will continue to remain in the ownership of, and will be used by, the Indian Seller Subsidiary to provide certain Transition Services (as defined in the Transition Services Agreement) pursuant to the Transition Services Agreement.
2. Notwithstanding anything to the contrary contained in the Acquisition Agreement, each Seller Party and Purchaser agree as follows with respect to Liabilities related to the Indian Transferred Assets and the Indian Employees:
(a) all such Liabilities that would have been Retained Liabilities had the Indian Closing occurred at the Closing shall continue to be considered Retained Liabilities for all purposes of the Acquisition Agreement;
(b) all such Liabilities that constitute Assumed Liabilities for purposes of the Indian Foreign Acquisition Agreement shall, from and after the Indian Closing, be deemed to be Assumed Liabilities for purposes of the Acquisition Agreement; and
(c) all other such Liabilities shall be retained by the Indian Seller Subsidiary, but subject to the rights of the Indian Seller Subsidiary and the other VeriSign Parties (as defined in the Transition Services Agreement) under the Transition Services Agreement, including Section 4.03 thereof.
3. $1,042,677 of the Estimated Purchase Price (which is the equivalent of INR 48,474,066, based on an exchange rate of $1.00 to INR 46.49) that is payable by Purchaser to Seller at the Closing in accordance with Section 2.07(b) of the Acquisition Agreement shall be deemed to be a deposit made on behalf of the Indian Purchaser Subsidiary with the Seller on behalf of the Indian Seller Subsidiary in respect of the purchase price payable pursuant to Section 4 of the Indian Foreign Acquisition Agreement. At the Indian Closing, subject to the payment of INR 48,474,066 by the Indian Purchaser Subsidiary to the Indian Seller Subsidiary, Seller shall deliver the U.S. dollar equivalent (based on the exchange rate posted on Bloomberg.com at 4 p.m. (U.S. Eastern Time) on the Business Day immediately prior to the date of the Indian Closing) of INR 48,474,066 to such account as the Purchaser shall designate.
4. Except as otherwise expressly provided for herein, for all other purposes of the Acquisition Agreement, including for purposes of Section 2.03(b) and Section 2.04 and the calculation of the Estimated Working Capital and the Final Working Capital, the transfer of the Indian Transferred Assets shall be deemed to have occurred at the Closing.

5. For the avoidance of doubt, all terms and obligations included in Article VI of the Acquisition Agreement shall be honored by all parties hereto with respect to all Employees (as such term is defined in the Acquisition Agreement), including those Employees located in India.
6. Notwithstanding Section 5 hereof, with respect only to the Indian Employees, all references to the Closing Date in Article VI of the Acquisition Agreement shall be deemed to mean the Transfer Date.
7. The sections entitled “India” in A. and B. of Part II of Section 6.01(a) to the Disclosure Schedule to the Acquisition Agreement are hereby deleted in their entirety and replaced with the following:
Part II: Transfer Mechanism for Non-U.S. Transferred Employees under Foreign Law
A. Overview of Transfer Mechanisms for Non-U.S. Offerees under Foreign Law for Section 6.01(a) of the Agreement
India
•	Prior to the Transfer Date (as defined in the Indian Foreign Acquisition Agreement), Purchaser to extend an offer of employment in such form as may be required to comply with the laws and regulations of India, to each Offeree (as used in this paragraph only, this term shall have the meaning ascribed to it in the Indian Foreign Acquisition Agreement). Effective on the Transfer Date, (1) Seller to terminate employment of, or accept resignation from, each Offeree, and (2) Purchaser to hire each Offeree who accepts Purchaser’s offer of employment pursuant to the terms of such employment offer. For the avoidance of doubt, (i) the termination or resignation of Offerees is intended to be a break in employment with Seller and (ii) Offerees hired by Purchaser are subject to new terms and conditions of employment consistent with the terms of the following paragraph, the last paragraph of this Schedule, and the applicable terms of Article VI of the Agreement.
•	Except as (1) outlined in the following sentence or (2) would provide a duplication of benefits, Purchaser to recognize years of service with Seller for purposes of determining benefit eligibility. With regard to the India Gratuity Fund, Purchaser to recognize years of service with Seller only for those Transferred Employees in India who have accrued less than four (4) years and 240 days of service on the Transfer Date.
B. Liabilities Assumed by Purchaser under Section 6.02(b) of the Agreement.
India

•	Purchaser will assume liability for years of service accrued with Seller under the India Gratuity Fund for those Transferred Employees in India who have accrued less than four (4) years and 240 days of service on the Transfer Date.
8. Section 10.01(a)(ii) of the Acquisition Agreement is hereby amended to add the following at the end thereof:
“or by the Indian Seller Subsidiary of its covenants contained in the Indian Foreign Acquisition Agreement;”.
9. Section 10.01(b)(ii) of the Acquisition Agreement is hereby amended to add the following at the end thereof:
“or by the Indian Purchaser Subsidiary of its covenants contained in the Indian Foreign Acquisition Agreement;”.
10. Exhibit D of the Acquisition Agreement is hereby amended by (i) adding to the Transition Services Agreement the additional Transition Services Schedules (as defined in the Transition Services Agreement) included as Annex I hereto and (ii) adding to Exhibit D the form Reverse Services Letter Agreement, together with the schedules thereto, included as Annex II hereto.
11. Purchaser hereby acknowledges that between the date of the Acquisition Agreement and the Closing Date, Seller has entered into or amended the Material Contracts as set forth on Annex III hereto. Such acknowledgement shall be deemed to be Purchaser’s consent for the purposes of Section 5.01 of the Acquisition Agreement.
12. Each Seller Party, Purchaser and the Indian Purchaser Subsidiary hereby waive compliance by any party to the Acquisition Agreement with the time periods prescribed for action by such party prior to the Closing or the Closing Date set forth in the following Sections of the Acquisition Agreement:
(a) Section 2.01(a) (not less than five Business Days prior to the Closing Date to designate Purchaser Subsidiaries to purchase the Transferred Assets),
(b) Section 2.02(a) (not less than five Business Days prior to the Closing Date to designate Purchaser Subsidiaries to assume the Assumed Liabilities),
(c) Section 2.03(b) (not less than five Business Days prior to the Closing Date to deliver a good faith estimate of the Working Capital),
(d) Section 2.05 (at least two Business Days prior to the Closing to satisfy or waive all of the conditions to the obligations of the parties set forth in Article VIII),
(e) Section 2.07(b) (two Business Days prior to the Closing Date to designate the accounts for wiring funds),

(f) Section 2.09(a) (five Business Days prior to the Closing Date to advise Purchaser in writing of (i) any Material Contracts with a Material Customer with respect to which a Consent is required for assignment and (ii) if, to the Knowledge of Seller, Seller has received any written notice that such Material Customer will not agree to the assignment),
(g) Section 5.09(b) (five days prior to the Closing for TNS to deliver an executed ATLAS Sublicense to Purchaser in order to release Seller of its obligation to provide to TNS a written waiver of TNS’s obligation to obtain an ATLAS Sublicense), and
(h) Section 6.01(a) (no later than two weeks prior to the Closing to update Part I of Section 6.01(a) of the Seller Disclosure Schedule and not later than three days prior to the Closing Date for Purchaser to offer employment to certain Employees).
13. Purchaser hereby waives fulfillment of the condition set forth in Section 8.03(d) of the Acquisition Agreement.
14. None of the Consents to assignment of any Assumed Contract or Shared Contract is intended to or shall amend, modify, limit, extend, or add to the Acquisition Agreement. In the event of any conflict or inconsistency between any such Consent and the terms of the Acquisition Agreement, the terms of the Acquisition Agreement shall govern and remain in full force and effect as between the parties.
15. The Indian Foreign Acquisition Agreement is entered into pursuant to and in furtherance of the Acquisition Agreement. In the event of any conflict between the provisions of the Indian Foreign Acquisition Agreement and the Acquisition Agreement, the provisions of the Acquisition Agreement shall prevail.
Except as specifically stated above, the Acquisition Agreement remains in full force and effect.
[Signature Pages Follow]

Very truly yours, VERISIGN, INC.
By:	/s/ Kevin A. Werner
	Name:	Kevin A. Werner
	Title:	SVP Corp. Dev. & Strategy

VERISIGN S.À.R.L.
By:	/s/ Kevin A. Werner
	Name:	Kevin A. Werner
	Title:	Authorized Signatory

VERISIGN DO BRASIL SERVIÇOS PARA INTERNET LTDA
By:	/s/ Kevin A. Werner
	Name:	Kevin A. Werner
	Title:	Authorized Signatory

VERISIGN DIGITAL SERVICES TECHNOLOGY (CHINA) CO., LTD.
By:	/s/ Kevin A. Werner
	Name:	Kevin A. Werner
	Title:	Authorized Signatory

VERISIGN SERVICES INDIA PRIVATE LIMITED
By:	/s/ Kevin A. Werner
	Name:	Kevin A. Werner
	Title:	Authorized Signatory

Accepted and Agreed:

SYNIVERSE HOLDINGS, INC.

By:	/s/ Tony G. Holcombe
Name: Tony G. Holcombe
Title: Chief Executive Officer

SYNIVERSE TECHNOLOGIES SERVICES (INDIA) PRIVATE LIMITED

By:	/s/ Tony G. Holcombe
Name: Tony G. Holcombe
Title: Chief Executive Officer